NEWS

BG STAFFING, INC. ANNOUNCES Q1 2015 FINANCIAL RESULTS

PLANO, Texas – May 5, 2015 – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of temporary staffing services, today reported financial results for its quarter ended March 29, 2015.

Q1 2015 Overview

•	In fiscal March, we completed our sixth acquisition (D&W Talent, LLC) thereby expanding our service offerings into a new business segment - finance and accounting

•	We paid our first dividend of $0.15 per share.

•	Quarterly revenue exceeded Q1 2014 by $1.8 million, and margins increased by 0.6%.

"We continued to make important progress in executing our business plan during the first quarter of 2015,” said L. Allen Baker, Jr. President and CEO.

“The completion of this latest accretive acquisition, in the attractive staffing niche of finance and accounting fits perfectly into our growth and expansion plans. It will allow us to further diversify the revenue and cash flow portfolio we are building for our shareholders - and leverage our internal operational infrastructure," Baker concluded.

Q1 2015 Results
Revenues for the first quarter 2015 were $40.9 million, an increase of 4.7% when compared with revenues from the first quarter 2014 of $39.0 million. Gross profit was 20.4% for the first quarter 2015 compared with 19.8% for the first quarter 2014. The Company reported a net income of $0.2 million, or $0.02 per diluted share for the first quarter 2015 compared with net loss of $1.5 million, or $0.27 per diluted share for the first quarter 2014. On March 29, 2015, the Company’s working capital position was $10.7 million.

Adjusted EBITDA was $2.3 million, or 5.7% of revenues, in the first quarter of 2015, compared with $2.1 million, or 5.4% of revenues for the same period in the prior year.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measure Adjusted EBITDA.  A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone.

We define “Adjusted EBITDA” as earnings before interest expense, income taxes, depreciation and amortization expense, loss on early extinguishment of related party debt, transaction fees related to our acquisitions, and other non-cash expenses such as the put option adjustment and stock-based compensation expense.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. Please visit www.bgstaffing.com for more information.

Forward-Looking Statements
The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com

BG Staffing, Inc.
Selected Consolidated Statements of Operations Information
(amounts in thousands, except per-share amounts)

	First Quarter
	2015	2014
Revenues	$40,884	$39,038
Gross profit	$8,341	$7,712
Sales, general and administrative	$6,348	$6,506
Operating income (loss)	$864	$(143)
Income (loss) before income tax	$311	$(1,914)
Net income (loss)	$164	$(1,530)
Net income (loss) per diluted share	$0.02	$(0.27)
Weighted average dilutive shares	6,936	5,599

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Mar 29, 2015	Dec 28, 2014
Accounts receivable, net	$23,927	$22,030
Property and equipment, net	$819	$668
Total assets	$63,601	$53,773
Total liabilities	$47,019	$37,410
Total stockholders' equity	$16,582	$16,363